SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 Registration Statement under the Securities Act of 1933 CASCADE BANCORP (Exact name of registrant as specified in its charter)

Oregon (State of Incorporation)	93-1034484 (IRS Employer Identification #)

1100 NW Wall Street, Bend, Oregon 97701
                                                      (Address of principal executive offices) (Zip Code)

CASCADE BANCORP
2008 PERFORMANCE INCENTIVE PLAN
(Full Title of the Plan)

James E. Petersen
Karnopp, Petersen, LLP
1201 N.W. Wall Street, Suite 300
Bend, OR 97701-1957
(541) 382-3011
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [ ] Non-accelerated filer [ ] (Do not check if a smaller reporting company	Accelerated filer [x] Smaller reporting company [ ]

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Price Per Unit(2)	Proposed Maximum Aggregate Price(2)	Amount of Registration Fee(2)(3)

COMMON STOCK	1,161,901	$8.87	$10,306,062.00	$0.00

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Cascade Bancorp 2008 Performance Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without the Company’s receipt of consideration which results in an increase in the number of outstanding shares of the Company’s Common Stock.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of Cascade Bancorp’s Common Stock, on May 20, 2008, as reported on the NASDAQ Stock Market.

(3)

In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid with respect to unissued shares previously registered by the Company. As described in the Explanatory Note on page 1, the Company has filed a post-effective amendment to a prior registration statement to deregister shares previously registered by the Company under the Cascade Bancorp 2002 Equity Incentive Plan (the “Carryover Shares”). The Carryover Shares are not subject to outstanding option grants under their respective plans. The Amount of Registration Fee was calculated to be $45.66 completely offset by $772.67, which represents the portion of the registration fee previously paid in connection with the registration of Carryover Shares from the previously filed registration statement (File No. 333-84884) in accordance with Instruction E to Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of 1,161,901 shares of common stock (“Common Stock”) of Cascade Bancorp (the “Registrant”) reserved for issuance and delivery under the Cascade Bancorp 2008 Performance Incentive Plan (the “Plan”). The shareholders approved the Plan on April 28, 2008. The 1,161,901 shares of Common Stock being registered under this Registration Statement include: (i) 161,901 unissued shares previously registered for issuance under the Cascade Bancorp 2002 Equity Incentive Plan (“2002 Plan”) on Form S-8 (File No. 333-84884) filed with the Securities Exchange Commission (“the Commission”) on May 3, 2002 (the “Carryover Shares”); and (ii) 1,000,000 shares of Common Stock. None of the shares being registered hereunder relating to the 2002 Plan may be issued under the 2002 Plan; such 161,901 shares may be offered and sold only under the Plan. The Carryover Shares and the portion of the registration fee paid by the Company with respect to the 2002 Plan are being carried over to this Registration Statement in accordance with Instruction E to the General Instructions to Form S-8. Contemporaneous with the filing of this Registration Statement, the Company is filing a post effective amendment to the Registration Statement on Form S-8 (File No. 333-84884) to deregister the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933 (the “Securities Act”). The Registrant is not filing such documents with the Commission pursuant to the introductory Note to Part I of Form S-8, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008;
(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K, referred to in paragraph (a) above and the Quarterly Report filed on Form 10-Q, filed with the Commission on May 12, 2008; and

(c)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 1-A filed with the Commission on November 26, 1993, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

James E. Petersen, a partner at the law firm of Karnopp Petersen LLP, which is providing the opinion upon the validity of the securities being registered, is a director of the Registrant.

Item 6. Indemnification of Directors and Officers.

Indemnification

The Oregon Business Corporation Act (the “Oregon Act”) requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of the corporation if the individual is wholly successful on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify such individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual’s conduct was unlawful. A director’s or officer’s conduct with respect to an employee benefit plan for a purpose the director or officer reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above.

Article XII of the articles of incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except that this provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of adoption of the provision and that this provision shall not eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to the Registrant or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) any distribution to shareholders which is unlawful under Oregon law; or (d) any transaction from which the director derived an improper personal benefit. The articles further provide if Oregon law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Oregon law as so amended.

Article VII of the Registrant’s amended and restated bylaws (the “Bylaws”) provides that under certain circumstances the registrant may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws limit any indemnification in connection with a proceeding by or in the right of the Registrant permitted pursuant to the foregoing to reasonable expenses incurred in connection with the proceeding. The Bylaws also provide that the Registrant may not indemnify a director or officer unless authorized in the specific case after a determination has been made that the indemnification of the director or officer is permissible in the circumstances because the director or officer met the standards of conduct set forth above.

The Oregon Act and Bylaws also authorize a court to order indemnification under certain circumstances.

ORS 60.367 provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Oregon Act or the articles of incorporation and (b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct described in ORS 60.357.

The above discussion of the Oregon Act and of the Registrant’s articles of incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, articles of incorporation and Bylaws.

Insurance

The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them in the respective capacities with the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

Item 9. Undertakings

A.	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
b.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

c.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) of 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bend, State of Oregon, on this 19th day of May, 2008.

CASCADE BANCORP

/s/	GREGORY D. NEWTON

GREGORY D. NEWTON
Executive Vice President, Chief Executive Officer and Secretary

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Patricia L. Moss and Gregory D. Newton, and each of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, to sign and to file, any and all post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each said attorney-in-fact and each of them full power and authority to do and perform each and every act required or necessary to be done and ratifies all said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Patricia L. Moss	Chief Executive Officer, President and Director (principal executive officer)	May 19, 2008

Patricia l. Moss

/s/ Gregory D. Newton	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	May 19, 2008

Gregory d. newton

/s/ Jerol E. Andres	Director	May 19, 2008

Jerol E. Andres

/s/ Henry H. Hewitt	Director	May 19, 2008

Henry H. Hewitt

/s/ Gary L. Hoffman	Director	May 19, 2008

Gary L. Hoffman

/s/ Judith A. Johansen	Director	May 20, 2008

Judith A. Johansen

/s/ Clarence Jones	Director	May 19, 2008

Clarence Jones

/s/ Ryan R. Patrick	Director	May 19, 2008

Ryan R. Patrick

/s/ James E. Petersen	Director	May 19, 2008

James E. Petersen

/s/ Thomas M. Wells	Director	May 19, 2008

Thomas M. Wells

EXHIBIT INDEX

4.1

Articles of Incorporation, as amended, incorporated herein by reference to exhibit 3.1 to the Registrant’s Form 10-Q report for the quarter ended June 30, 1997 filed on August 14, 1997 (File No. 000-23322).

4.2	Amended and Restated Bylaws incorporated herein by reference to exhibit 3.1 to the Registrant’s Form 8-K Current Report filed on February 25, 2008 (File No. 000-23322).

4.3	Cascade Bancorp 2008 Performance Incentive Plan effective as of January 1, 2008.

5.1	Opinion of Karnopp Petersen, LLP

23.1	Consent of Symonds, Evans & Company, P.C.

23.2	Consent of Karnopp Petersen, LLP, included in opinion filed as Exhibit 5.1.

24.1	Power of Attorney of certain officers and directors included on signature page to this Registration Statement.